                                                                     Exhibit 3.1



                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                        P. F. CHANG'S CHINA BISTRO, INC.



         P. F. Chang's China Bistro, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

         1. The name of the Corporation is P. F. Chang's China Bistro, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was January 31, 1996.

         2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation (this "Certificate") restates and integrates and further amends the provisions of the Certificate of Incorporation of this Corporation, as amended.

         3. The text of the Certificate of Incorporation as amended or supplemented heretofore is further amended hereby to read as herein set forth in full.

         4. This Certificate was duly adopted by written consent of the stockholders in accordance with the applicable provisions of Section 228, 242 and 245 of the General Corporation Law of the State of Delaware and written notice of the adoption of this Certificate has been given as provided by Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

                                    ARTICLE I

         The name of the corporation (hereinafter referred to as the "Corporation") is:

                        P. F. CHANG'S CHINA BISTRO, INC.



                                   ARTICLE II

         The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

         The aggregate number of all classes of shares which the Corporation shall have authority to issue is Fifty Million (50,000,000) shares divided into two classes of which Ten Million (10,000,000) shares of par value $0.001 per share shall be designated Preferred Stock and Forty Million (40,000,000) shares of par value $0.001 per share shall be designated Common Stock.

         At all times, each holder of Common Stock of the Corporation shall be entitled to one vote for each share of Common Stock held by such stockholder standing in the name of such stockholder on the books of the Corporation.

         The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in each such series, and to fix the designations, power, preferences, and rights of the shares of each such series, and any qualifications, limitations, or restrictions thereof.

                                    ARTICLE V

         In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

                                   ARTICLE VI

         No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for the breach of a fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         If the Delaware General Corporation Law is amended to authorize corporate actions further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. The Corporation may adopt such provisions with respect to indemnification of directors, officers, or employees of the

Corporation, consistent with this Article VI, as may be set forth from time to time in the Bylaws of the Corporation or a resolution adopted by the Board of Directors.

                                   ARTICLE VII

         Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                  ARTICLE VIII

         The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the law of the State of Delaware. All rights conferred upon stockholders herein are granted subject to this reservation.


                                     * * *

         IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed as of this 22nd day of April, 2002.

                                       P. F. CHANG'S CHINA BISTRO, INC.

                                  By:  /s/ Robert T. Vivian
                                       -----------------------------------------

                                       Robert T. Vivian
                                       President